Exhibit 4.3

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 9, 2013, by and among US Airways Group, Inc. (“Group”) and US Airways, Inc. (together with Group, the “Guaranteeing Subsidiaries,” and, each, a “Guaranteeing Subsidiary”), each, a subsidiary of American Airlines Group Inc. (f/k/a AMR Corporation (“AMR”)), a Delaware corporation (the “Parent”), American Airlines, Inc., a Delaware corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”) and Wilmington Trust Company, as collateral trustee under the Indenture referred to below.

W I T N ES S E T H

WHEREAS, AMR entered into an Agreement and Plan of Merger, dated as of February 13, 2013, with Group, pursuant to which Group became a wholly-owned subsidiary of Parent upon the consummation of the merger contemplated thereby as of the date hereof;

WHEREAS, the Company and the Parent have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of March 15, 2011, providing for the issuance of 7.50% Senior Secured Notes due 2016 (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, each Guaranteeing Subsidiary desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guaranteeing Subsidiary is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guaranteeing Subsidiary has guaranteed; and

WHEREAS, pursuant to Section 9.01(9) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture, including, but not limited to, Article X of the Indenture.

3. TERMINATION, RELEASE AND DISCHARGE. Each Guaranteeing Subsidiary’s Note Guarantee shall terminate and be of no further force or effect, and each Guaranteeing Subsidiary shall be released and discharged from all obligations in respect of such Note Guarantee, as and when provided in Section 10.05 of the Indenture.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of each Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Note Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

US AIRWAYS GROUP, INC., as Guaranteeing Subsidiary

By:	/s/ Derek J. Kerr
Name:	Derek J. Kerr
Title:	Executive Vice President and Chief Financial Officer

US AIRWAYS, INC., as Guaranteeing Subsidiary

By:	/s/ Derek J. Kerr
Name:	Derek J. Kerr
Title:	Executive Vice President and Chief Financial Officer

AMERICAN AIRLINES, INC.

By:	/s/ Kenneth W. Wimberly
Name:	Kenneth W. Wimberly
Title:	Vice President, Deputy General
Counsel and Assistant Corporate Secretary

AMERICAN AIRLINES GROUP INC.

By:	/s/ Kenneth W. Wimberly
Name:	Kenneth W. Wimberly
Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary

SIGNATURE TO FIRST SUPPLEMENTAL INDENTURE

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Timothy J. Sandell
Authorized Signatory

WILMINGTON TRUST COMPANY, as Collateral Trustee

By:	/s/ Adam Vogelsong
Authorized Signatory

SIGNATURE TO FIRST SUPPLEMENTAL INDENTURE